UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 19, 2015

NVIDIA CORPORATION (Exact name of registrant as specified in its charter)

Delaware	0-23985	94-3177549
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2701 San Tomas Expressway, Santa Clara, CA (Address of principal executive offices)	95050 (Zip Code)
Registrant’s telephone number, including area code: (408) 486-2000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On June 19, 2015, NVIDIA Land Development, LLC, a Delaware limited liability company (“NVIDIA Land”), a wholly-owned consolidated subsidiary of NVIDIA Corporation (the “Company”), Wachovia Service Corporation, a Delaware corporation (“WSC”), Wells Fargo Bank, N.A. and a syndicate of other institutions (the “Participants”) entered into a Participation Agreement (the “Participation Agreement”), Ground Lease (the “Ground Lease”), Real Property Lease (the “Real Property Lease”), and Construction Agency Agreement (the “Agency Agreement”) and related documents for the construction and lease of a new 500,000 square foot, two story corporate headquarters office building (the “Improvements”). As part of the transaction, NVIDIA Land ground leased to WSC certain real property located at the intersection of Walsh Avenue and San Tomas Expressway in Santa Clara, CA (the “Property”) for a period of 99 years pursuant to the Ground Lease and substantially concurrently therewith, WSC leased the Property back to NVIDIA Land, as it will be improved with the Improvements, pursuant to the Real Property Lease.
The Real Property Lease is a triple-net lease and NVIDIA Land is responsible for the payment of basic rent as well as the payment of all taxes, maintenance costs, utilities, insurance and other property related costs. The Real Property Lease has a seven and one-half year term (the “Term”) expiring on December 19, 2022, and consisting of an approximately two and one-half year construction period (the “Construction Period”) followed by a five year lease term. Additionally, NVIDIA Land has the option to renew the Term for three additional five year periods, subject to approval by all the Participants. During the Construction Period, interest will be paid to the Participants by capitalizing accrued interest into the Real Property Lease balance. Following the Construction Period, the rent paid by NVIDIA Land will be passed directly through to the Participants in the form of interest. All of NVIDIA Land’s obligations under the Real Property Lease are guaranteed by the Company, NVIDIA Lease Holdings, LLC and NVIDIA International Holdings Inc.
Pursuant to the Agency Agreement, NVIDIA Land will oversee the construction of the Improvements. The Participants’ initial commitment to fund costs relating to the construction of the Improvements is up to $380,000,000. Construction advances will be made monthly to reimburse NVIDIA Land for costs incurred in the construction of the Improvements. Once the construction is complete, the Real Property Lease balance will remain static at the completed cost for the remaining duration of the Term.
Under the Real Property Lease, NVIDIA Land may, at its discretion and with 60 days’ notice, elect to purchase the Property for an amount approximating the sum required to prepay the amount of the Participants’ investment in the Property and any accrued but unpaid rent. At the end of the Term, NVIDIA Land may elect to buy the Property back from WSC for the outstanding balance on the maturity date or arrange for the sale, for cash, of the Property to an unaffiliated third party. The aggregate guarantee made by NVIDIA Land under the Real Property Lease is no more than 87.5% of the costs incurred in connection with the construction of the Improvements (although, under certain default circumstances, the guarantee with regard to the Real Property Lease may be 100% of the Participants’ investment in the Property plus any and all accrued but unpaid interest and all other rent due and payable under the operative documents).
The transaction documents are subject to customary default provisions, including, without limitation, those relating to payment defaults under the transaction documents, performance defaults under the transaction documents, and events of bankruptcy. The Company and its consolidated subsidiaries are also subject to certain financial covenants including a covenant to maintain a maximum total leverage ratio not to exceed 3.0:1.0 and a minimum interest coverage ratio in excess of 3.5:1.0 during the Term. If any events of default occur and are continuing under the transaction documents, Participants may accelerate repayment of their investment under the Real Property Lease.
Copies of the Participation Agreement, the Construction Agency Agreement and the Real Property Lease Agreement will be filed as exhibits to the registrant’s Quarterly Report on Form 10-Q to be filed for the second quarter of fiscal year 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Section 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NVIDIA Corporation
Date: June 23, 2015	By: /s/ Colette M. Kress
Colette M. Kress
Executive Vice President and Chief Financial Officer